UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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United Defense Industries, Inc.

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This filing relates to a planned merger of Ute Acquisition Company Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of BAE Systems North America Inc., a Delaware corporation (“BAE”), with and into United Defense Industries, Inc., a Delaware corporation (the “Company” or “UDI”) (the “Merger”), with UDI as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of March 6, 2005, by and among UDI, BAE and the Purchaser (the “Merger Agreement”).

The following is the text of an article by Scott Nance published in Defense Today on March 8, 2005.

HQ Moves To U.S.?
BAE Systems Buys United Defense
By Scott Nance

      BAE Systems said it will be buy American defense contractor United Defense, Inc., pushing the U.K.-based firm closer to its goal of being a top provider to the Pentagon.

      BAE said it plans to acquire all of the outstanding shares of United Defense for $75 per share in cash. With the assumption of United Defense’s $217.7 million in debt, the value of the transaction would be approximately $4.2 billion, according to a statement by United Defense.

      Sources inside and outside of the company don’t foresee any anti-competitive issues becoming roadblocks to the deal, in which United Defense will become part of BAE’s BAE North American subsidiary.

      United Defense hadn’t put itself in play, but the company’s board of directors entertained the offer as part of its fiduciary duties to determine whether it would enhance shareholder value, said its chief financial officer, Francis “Buzz” Raborn.

      “In this case, they thought the offering price certainly did just that,” he said in an interview with Defense Today. “That’s why the deal happened.”

      Raborn said it is unclear as to whether United Defense would be a standalone subsidiary, or be folded into BAE North America.

      “I would imagine initially we will be a standalone subsidiary, but then over time, they may just fold us in as a consolidated legal entity as part of BAE North America,” he said.

      BAE North America’s sales exceed $5 billion, while United Defense’s 2004 revenue was $2.3 billion, Raborn said. Also, United Defense’s 8,000 employees will join more than 30,000 current BAE North America workers, he said.

Vehicles, Ships Businesses

      A key point to the linkage between United Defense and BAE is their respective combat vehicle businesses, Raborn said.

      “There should be a lot of synergies going forward between the combat vehicle business we do and theirs over in Europe,” he said. “We should be able to learn quite a bit from each other.”

      Also, BAE maintains shipbuilding operations in the United Kingdom while United Defense provides ship repair services, which could offer “interesting synergies’ in that area as well, Raborn said.

      United Defense president and chief executive Thomas Rabaut will lead the combined combat vehicles business, Raborn said.

      “He would have an expanded role, I would say,” he said.

      But clearly what BAE Systems gets with United Defense is deeper penetration into the U.S. military market, said Loren Thompson, chief operating officer with the Lexington Institute, a defense think tank in Washington.

      Thompson noted BAE Systems previously acquired from Lockheed Martin Corp. Sanders, the largest producer of electronic warfare equipment, as well as legacy electronics operations of General Dynamics Corp.

      “You put that together with United Defense, it’s clear that there’s a long-term strategic vision to become one of the major defense contractors in the American market, which of course is the dominant market in the world,” he said.

      BAE is only one of a number of foreign contractors angling for a bigger piece of the Pentagon procurement pie. European Aerospace and Defense Systems Co. also has been expanding aggressively in the United States.

      And in a high-profile move, a partnership that included the European firm Agusta-Westland won a recent contract to provide the Marine One presidential helicopter, taking away business that for 50 years had belonged to the Connecticut-based Sikorsky Aircraft Corp.

      Thompson agreed with the similarities in BAE’s and United Defense’s vehicles and ships businesses, but added that the more important consideration is that BAE Systems will now be a major contractor to every U.S. military service, and to most of the key defense agencies.

      “It will be making the guns for the DD(X) destroyer; it will be providing ship repair to virtually every category of [Navy ships] surface combatant; it will be supplying the Army with both legacy and next-generation armor; this adds to its already very substantial role with the Air Force and intelligence agencies,” he said.

      The acquisition will make BAE Systems the dominant foreign supplier to the Pentagon, Thompson said.

      “It has so many programs, and it is so deeply involved in such critical missions, that I would not be surprised if they moved their headquarters to the United States in coming years,” he said.

      Raborn said he could not comment on a move of BAE’s corporate headquarters.

      BAE Systems officials first approached United Defense regarding a deal about six weeks ago, Raborn said.

Trust Factor

      The companies hope to close the deal within two to four months, depending on regulatory review.

      Neither Raborn nor Thompson see any anti-competitive roadblocks to stall the acquisition, however.

      “BAE’s North American operations are in the component and subcomponent area [as opposed to platforms], so I don’t anticipate anything,” Raborn said.

      Thompson also said he doesn’t anticipate any problems from policymakers as far as the U.K.-owned BAE buying an American firm.

      If the buyer were a French or German firm, the situation could be different, but the close ties between the United States and Britain should help alleviate those concerns, he said.

      “BAE Systems benefits from being the national champion of our biggest ally,” he said. “There’s a trust factor among Pentagon policymakers with BAE Systems. It doesn’t exist with other foreign companies.”

      Indeed, BAE Systems already is working very closely with important Department of Defense programs, Thompson said.

      “BAE already is engaged in Pentagon programs more sensitive than anything [United Defense] does—things like intelligence and space-based systems,” he said.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

      The proposed transaction will be submitted to UDI’s stockholders for their consideration, and UDI will file with the SEC a proxy statement to be used to solicit the stockholders’ approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF UDI ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about UDI, may be obtained at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to David V. Kolovat, Secretary, United Defense Industries, Inc., 1525 Wilson Boulevard, Suite 700, Arlington, VA 22209.

PARTICIPANTS IN THE SOLICITATION

      UDI and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of UDI in connection with the proposed transaction. Information regarding UDI’s directors and executive officers is available in UDI’s proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on March 10, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

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